May 26, 2017

Mutual Fund & Variable Insurance Trust

36 N. New York Ave.

Huntington, NY 11743

Re:       Mutual Fund & Variable Insurance Trust File No. 333-216244

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with pre-effective amendment no. 1 to the N-14 filed on May 23, 2017. We hereby give you our consent to incorporate by reference the Legal Opinion into the amended N-14 to be filed on May 26, 2017 and consent to all references to us in the filing.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP